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                                  Exhibit 99.1

     Press Release dated December 16, 1998 in relation to new patents and product launch.
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CONTACT:                                                              [EPL LOGO]

EPL Technologies, Inc.
Investor Relations Department, Philadelphia
Bruce Crowell, Chief Financial Officer
(610) 521-4400

                                                2 International Plaza, Suite 245
                                                     Philadelphia, PA 19113-1507
                                                               Tel: 610-521-4400
                                                               Fax: 610-521-5985

Cameron Associates
Laurel A. Gottesman, Investor Relations
(212) 245 8800
Bruce Boyle, Media Relations
(215) 988 4641

                              FOR IMMEDIATE RELEASE

            EPL TECHNOLOGIES ANNOUNCES NEW PATENTS AND PRODUCT LAUNCH

Philadelphia, PA -- December 16, 1998 -- EPL Technologies, Inc. (NASDAQ:EPTG), a leading provider of technologies to the fresh-cut produce industry, today announced the granting by the U.S. patent office of two new U.S. patents for food processing aid-based technologies, which are designed to improve the quality and economic value of broccoli and mushrooms as they are brought to the consumer.

The Company has been granted U.S. patent protection for a technology designed to eliminate the use of ice in shipping boxes of processed broccoli. The newly patented technology, which represents an extension of the increasing range of processing technologies that the Company has developed for use on various kinds of fresh-cut produce, delays the aging process of the broccoli, which in turn minimizes heat build and thus eliminates the need for ice.

Mr. Paul L. Devine, Chairman and Chief Executive Officer of the Company, commented: "Central to the technology's importance for both the processor and consumer is its efficacy in maintaining the sensory characteristics of the broccoli, namely color, taste, texture and smell. In addition, the elimination of ice has important economic implications. Not only is the cost of the ice and icing process eliminated, but packaging costs are reduced, as special waxed boxes will no longer be required, and the weight and size of the standard shipping boxes are diminished, thus significantly lowering distribution costs."

Government agencies estimate that approximately 640 million pounds of broccoli will be sold in 1998 in the U.S., much of it shipped in ice.

Patent protection has also been obtained in the U.S. for a processing technology, developed in collaboration with Penn State University, for use on freshly harvested mushrooms. Traditionally, mushrooms have been washed in sulfites to clean them and help maintain their quality. The banning of sulfites, however, has closed off what were once large markets for washed mushroom products. The newly patented mushroom wash system allows mushrooms to be washed without them going black. Penn State University has agreed to grant EPL the exclusive license for this patented wash system for the life of the patent.

Mr. Devine stated "We believe that the enabling technology of the new wash system will provide the opportunity for mushroom growers to re-enter previously lost food-service markets. Mushrooms processed using this wash system are cleaner and ready to use, thus helping to maintain the strict sanitation requirements of the food-service sector, as well as reducing preparation times. We also believe that the new system will help facilitate the introduction of washed mushrooms into the retail market, where a cleaner product should have increased consumer appeal. In both cases, it is expected that the grower will be able to achieve added economic value for its mushrooms through premium pricing for a premium product offering."
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According to government agencies, sales of all mushrooms in the U.S. during the
1997-98 season totaled 818 million pounds, representing a value to growers in excess of $800 million. Of the total volume of sales, 77% were sold as fresh, with 23% processed. These statistics also revealed that of the total sales, almost 50% were grown in Pennsylvania alone, rising to close to 60% when other East Coast states are included. The majority of the balance was reported as being grown in California.

The Company also announced the launch of a new micro-perforated flexible packaging film product for broccoli in the U.S. This new film, which was produced using the Company's proprietary micro-perforating technology, will be marketed under the Company's Respire(R) brand of breathable packaging for fresh produce. The new film facilitates greater control of moisture and gas transmission rates, which helps better maintain the quality of broccoli.

"This product has been under commercial test for some time and our customers participating in these tests have advised us that they recognize the product's considerable benefits," said Mr Devine. "It is our intention to launch this new product through our European subsidiaries, EPL Flexible Packaging Limited and Fabbri Artes Graficas Valencia SA, to further enhance this product's economic value to the Company."

Statements in this release that are not statements of historical fact and reflect the intent, belief or expectations of the Company and its management regarding the expected effect of events, circumstances and trends should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance, and actual results may vary materially from the expectations contained in the forward-looking statements. Meaningful factors that may affect such results include, but are not limited to, (i) the Company's product development and sales process, which remains lengthy and resource intensive, (ii) the uncertainty of demand for and market acceptance of the Company's new and existing products and (iii) increased personnel and production requirements and related difficulties in managing multiple product lines.

EPL Technologies, Inc. develops, manufactures and markets proprietary processing aids, packaging technologies and scientific and technical services, which are designed to maintain the quality and integrity of fresh-cut produce.


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